Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For More Information: Craig M. Koven Communications Manager (800) CELADON, Ext. 7041 317-972-7041 Direct ckoven@celadongroup.com	FOR RELEASE October 21, 2008 4:01 p.m. ET

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group, Inc. (NASDAQ: CLDN) today reported its financial and operating results for the three months ended Sept. 30, 2008, the first fiscal quarter of the Company's fiscal year ending June 30, 2009.

Revenue for the quarter increased 9.8% to $146.9 million in the 2008 quarter from $133.8 million in the 2007 quarter.  Freight revenue, which excludes fuel surcharges, was down 4.0% to $109.3 million in the 2008 quarter from $113.9 million in the 2007 quarter.  Net income increased 12.0% to $2.8 million in the 2008 quarter from $2.5 million for the same quarter last year.  Earnings per diluted share increased by 18.2% to $0.13 in the 2008 quarter from $0.11 for the same quarter last year.

Chairman and CEO Steve Russell said, "Celadon continued to exhibit strong execution in a difficult freight market during the quarter.  In the current economic environment, significant rate and volume increases are tough to come by.  Our emphasis has been on targeted action that will make our network more efficient and position us to capitalize when the balance between industry capacity and freight demand becomes more favorable.  By closely managing freight selection, we were able to obtain a small increase in loaded rate per mile, which was augmented by a significant reduction of non-revenue miles, to 9.8% in the September 2008 quarter from 10.6% in the September 2007 quarter.  These improvements led to an approximately 1.5 cent per mile increase in average revenue per total mile (excluding fuel surcharges).  On the other hand, average miles per tractor decreased as a result of a slow economy and choosing to eliminate loads that failed to meet our requirements.  As a result, average freight revenue per tractor per week (excluding fuel surcharges) remained essentially constant with the same quarter last year, despite a very weak freight environment.

"In periods of weak demand, cost control is exceptionally important.  We continued to actively manage our costs, particularly fuel expense.  For the past year we have employed numerous tactics to improve fuel efficiency and lower costs.  We have reduced the top speed of our tractors, improved tractor aerodynamics, added auxiliary heaters, implemented a strict tractor idling policy, renegotiated bulk fuel purchasing arrangements, and counseled our drivers in more efficient driving patterns.  These efforts culminated in being named one of the winners of the Excellence Award under the EPA's Smartway program that recognizes fuel and emissions efficiency.  Although the drop in fuel prices from July through September certainly benefited us this quarter, our concerted efforts over the past year contributed more to the quarter's results.

"In our first fiscal quarter, we reduced our balance sheet debt and capital lease obligations by over $21 million.  At Sept. 30, 2008, our balance sheet reflected $81.2 million in borrowings and capitalized leases and $146.1 million of total stockholders' equity.  With $39.8 million available on our bank revolving credit line at Sept. 30, 2008, coupled with our current cash flow from operations, we are comfortable with our liquidity position.

"Looking forward, we are confident in Celadon's strength and position in the industry.  We believe our strategic growth plan is sound and that we have the team to execute it.  We intend to keep our most important strategic asset—our corps of safe and experienced drivers—intact and ready to capitalize on increased market share when the combination of our efforts and a better freight market improve the operating environment."

Conference Call Information

An investor conference call is scheduled for Wednesday, Oct. 22, at 10:00 a.m. ET.  Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in the question-and-answer exchange, dial 866-800-8651 (international calls 617-614-2704) pin number 98526632 a few minutes prior to the starting time.  A replay will be available through Dec. 22 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 48192072.

This call is being webcast by CCBN and can be accessed on Celadon's web site at http://www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at http://www.celadongroup.com.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada, and Mexico.  The company also owns TruckersB2B Inc. (www.truckersb2b.com), which provides cost savings to member fleets, and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  "intends," "expects," "plans," or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in forward-looking statements.  With respect to expectations concerning continued execution of the strategic plan and future operating results, as well as with respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30, 2008	June 30, 2008
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$163	$2,325
Trade receivables, net of allowance for doubtful accounts of $1,296 and $1,194 at September 30, 2008 and June 30, 2008, respectively	64,131	69,513
Prepaid expenses and other current assets	16,796	16,697
Tires in service	4,207	3,765
Income tax receivable	828	5,846
Deferred income taxes	4,068	3,035
Total current assets	90,193	101,181
Property and equipment	267,896	270,832
Less accumulated depreciation and amortization	70,556	64,633
Net property and equipment	197,340	206,199
Tires in service	1,580	1,483
Goodwill	19,137	19,137
Other assets	1,294	1,335
Total assets	$309,544	$329,335

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$9,165	$6,910
Accrued salaries and benefits	11,478	11,358
Accrued insurance and claims	10,089	9,086
Accrued fuel expense	10,083	12,170
Other accrued expenses	10,792	11,916
Current maturities of long-term debt	7,346	8,290
Current maturities of capital lease obligations	6,505	6,454
Total current liabilities	65,458	66,184
Long-term debt, net of current maturities	26,924	45,645
Capital lease obligations, net of current maturities	40,420	42,117
Deferred income taxes	30,664	31,512
Minority interest	25	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,925,380 and 23,704,046 shares at September 30, 2008 and June 30, 2008, respectively	790	782
Treasury stock at cost; 1,832,386 shares at September 30, 2008 and June 30, 2008	(12,633)	(12,633)
Additional paid-in capital	95,790	95,173
Retained earnings	63,650	60,881
Accumulated other comprehensive loss	(1,544)	(351)
Total stockholders' equity	146,053	143,852
Total liabilities and stockholders' equity	$309,544	$329,335

Key Operating Statistics

	For the three months ended September 30, 2008	For the three months ended September 30, 2007
Operating Statistics (U.S./Canada Truckload)
Average freight revenue per loaded mile (a)	$1.511	$1.506
Average freight revenue per total mile (a)	$1.362	$1.346
Average freight revenue per tractor per week (a)	$2,680	$2,682
Average miles per tractor per week	1,967	1,992
Average tractors	2,625	2,703
Tractors at end of period (b)	2,947	2,988
Trailers at end of period (b)	8,894	8,134

(a) Freight revenue excludes fuel surcharges
(b) Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Consolidated Income Statements
(in thousands, except per share amounts)

	2008	2007
	(unaudited)
Revenue:
Freight revenue	$109,289	$113,854
Fuel surcharges	37,579	19,925
	146,868	133,779

Operating expenses:
Salaries, wages, and employee benefits	41,329	38,327
Fuel	48,066	33,522
Operations and maintenance	9,387	8,436
Insurance and claims	3,619	3,541
Depreciation and amortization	8,032	7,865
Revenue equipment rentals	6,063	6,972
Purchased transportation	15,761	21,970
Cost of products and services sold	1,569	1,723
Communications and utilities	1,218	1,231
Operating taxes and licenses	2,384	2,161
General and other operating	2,489	2,080
Total operating expenses	139,917	127,828

Operating income	6,951	5,951

Other (income) expense:
Interest income	(5)	(19)
Interest expense	1,102	1,314
Other (income) expense, net	---	44
Income before income taxes	5,854	4,612
Provision for income taxes	3,085	2,111
Net income	$2,769	$2,501

Earnings per common share:
Diluted earnings per share	$0.13	$0.11
Basic earnings per share	$0.13	$0.11
Average shares outstanding:
Diluted	22,031	23,753
Basic	21,581	23,465

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